Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and Nine Months of Fiscal 2015

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 3, 2015--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales and net income for the three and nine months ended June 27, 2015. Net income totaled $13.8 million for the quarter ended June 27, 2015 and for the same quarter of last year. For the nine months ended June 27, 2015 net income rose 27.5% and totaled $43.1 million. Third quarter fiscal 2015 sales (excluding gasoline sales) increased 1.0% and comparable store sales (excluding gasoline) increased 1.6%. Per gallon gasoline prices were significantly lower in fiscal 2015 compared with the same periods of last year, resulting in lower total sales. Comparing the three and nine month periods of fiscal 2015 with the same periods of fiscal 2014, gasoline gallons sold increased while the average price per gallon decreased 31% and 27%, respectively.

Robert P. Ingle II, Chief Executive Officer, stated, “Our store sales continue to grow, helped by continuous improvement to our in-store experience.”

Third Quarter Results

Third quarter fiscal 2015 sales (excluding gas) increased 1.0% to $817.4 million, an increase of $8.0 million from last year’s non-gas third quarter sales. Comparable store sales (excluding gasoline) increased 1.6%. Gasoline gallons sold, customer transactions and average transaction size (excluding gasoline), all increased.

Gross profit for the June 2015 quarter increased 3.3% to $222.2 million, compared with $215.2 million for the third quarter of last fiscal year. Gross profit, as a percentage of sales, rose to 23.5% for the June 2015 quarter compared with 22.0% for the June 2014 quarter. Gasoline gross profit was lower for the current fiscal quarter compared with the same quarter of last year.

Operating and administrative expenses for the June 2015 quarter totaled $190.7 million, an increase of $8.0 million, or 4.4%, over the June 2014 quarter. The dollar growth in operating expenses was primarily in payroll and self-insurance claims.

Interest expense decreased $1.0 million to $10.6 million for the three-month period ended June 27, 2015. Total debt at the end of June 2015 was $918.2 million compared with $909.3 million at the end of June 2014.

Net income totaled $13.8 million for each of the three-month periods ended June 27, 2015 and June 28, 2014. Net income, as a percentage of sales, increased to 1.5% for the quarter ended June 27, 2015, compared with 1.4% for the quarter ended June 28, 2014. Basic and diluted earnings per share for Class A Common Stock were $0.70 and $0.68, respectively, for the quarter ended June 27, 2015, compared with $0.63 and $0.61, respectively, for the quarter ended June 28, 2014. Basic and diluted earnings per share for Class B Common Stock were each $0.63 for the quarter ended June 27, 2015, compared with $0.57 of basic and diluted earnings per share for the quarter ended June 28, 2014. The growth in earnings per share benefited from a decrease in average shares outstanding due to shares repurchased over the past year as part of the Company’s now-concluded stock repurchase program.

Nine Month Results

Nine month fiscal 2015 sales (excluding gas) increased 1.7% to $2.46 billion, an increase of $40.3 million over last year’s nine month non-gas sales. Comparable store sales (excluding gasoline) increased 1.7%. Gasoline gallons sold and the average non-gasoline transaction size increased, while the number of customer visits decreased slightly.

Gross profit for the nine months ended June 27, 2015, totaled $665.2 million compared with $624.8 million for the first nine months of last fiscal year. Gross profit, as a percentage of sales, rose to 23.5% for the June 2015 nine-month period compared with 21.8% for the June 2014 nine-month period.

Operating and administrative expenses increased $24.7 million, or 4.6%, to $563.3 million for the nine months ended June 27, 2015, from $538.6 million for the nine months ended June 28, 2014. As with the third quarter’s results, expense increases occurred in payroll, higher insurance costs, and other store base expenses.

Interest expense totaled $34.2 million for the nine-month period ended June 27, 2015, compared with $35.0 million for the nine-month period ended June 28, 2014. Total debt was reduced $19.1 million during the first nine months of fiscal year 2015.

Net income totaled $43.1 million for the nine-month period ended June 27, 2015, compared with $33.8 million for the nine-month period ended June 28, 2014. Net income, as a percentage of sales, was 1.5% for the nine months ended June 27, 2015, compared with 1.2% for the nine months ended June 28, 2014. Basic and diluted earnings per share for Class A Common Stock were $2.19 and $2.13, respectively, for the nine months ended June 27, 2015, compared with $1.54 and $1.49, respectively, for the nine months ended June 28, 2014. Basic and diluted earnings per share for Class B Common Stock were each $1.99 for the nine months ended June 27, 2015, compared with $1.40 of basic and diluted earnings per share for the nine months ended June 28, 2014.

Capital expenditures for the June 2015 nine-month period totaled $73.5 million, compared with $73.1 million for the June 2014 nine-month period. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $120 million, including a new store expected to open just before the end of the fiscal year.

The Company currently has a line of credit totaling $175.0 million, of which $142.7 million is currently available. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2014 Form 10-K and 2015 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net sales	$945,974	$978,262	$2,825,806	$2,871,147
Gross profit	222,164	215,151	665,248	624,781
Operating and administrative expenses	190,730	182,719	563,287	538,551
(Loss) gain from sale or disposal of assets	(319)	928	320	1,135
Income from operations	31,115	33,360	102,281	87,365
Other income, net	523	671	1,649	2,249
Interest expense	10,583	11,568	34,184	35,049
Income tax expense	7,278	8,629	26,629	20,743
Net income	$13,777	$13,834	$43,117	$33,822

Basic earnings per common share – Class A	$0.70	$0.63	$2.19	$1.54
Diluted earnings per common share – Class A	$0.68	$0.61	$2.13	$1.49
Basic earnings per common share – Class B	$0.63	$0.57	$1.99	$1.40
Diluted earnings per common share – Class B	$0.63	$0.57	$1.99	$1.40

Additional selected information:
Depreciation and amortization expense	$25,847	$24,731	$76,746	$72,845
Rent expense	$3,371	$3,495	$10,314	$10,722

Condensed Consolidated Balance Sheets (Unaudited)

	June 27,	September 27,
	2015	2014
ASSETS
Cash and cash equivalents	$8,643	$8,614
Receivables-net	68,363	60,991
Inventories	334,921	329,524
Other current assets	17,907	14,789
Property and equipment-net	1,207,631	1,218,607
Other assets	28,214	24,427
TOTAL ASSETS	$1,665,679	$1,656,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$13,983	$12,488
Accounts payable, accrued expenses and current portion of other long-term liabilities	223,406	238,260
Deferred income taxes	73,218	70,040
Long-term debt	904,186	924,772
Other long-term liabilities	34,898	28,790
Total Liabilities	1,249,691	1,274,350
Stockholders' equity	415,988	382,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,665,679	$1,656,952

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer